Exhibit 3.45
CERTIFICATE OF CONVERSION
TO A
DELAWARE LIMITED LIABILITY COMPANY
OF
TXI CORP. TO TXI LLC
     This Certificate of Conversion (this “Certificate of Conversion”) to a Delaware Limited Liability Company dated June 17, 2005 has been duly executed and is being filed by TXI Corp. (the “Other Entity”) with the Secretary of State of Delaware pursuant to the provisions of Section 18-214 of the Delaware Limited Liability Company Act (the “Delaware Act”) and Section 266 of the Delaware General Corporation Law to convert the Other Entity into TXI LLC, a Delaware limited liability company (the “LLC”).
ARTICLE ONE
     The Other Entity was formed as a corporation in Delaware on April 23, 1996 under the name TXI Texas, Inc. and subsequently changed its name to TXI Corp. in November 14, 1997. The jurisdiction of the Other Entity at the time it was first incorporated was Delaware. The jurisdiction of the Other Entity has not changed since its incorporation.
ARTICLE TWO
     The name of the Other Entity immediately prior to the filing of this Certificate of Conversion was TXI Corp.
ARTICLE THREE
     The name of the domestic limited liability company into which the Other Entity is to be converted as set forth in its Certificate of Formation is TXI LLC.
ARTICLE FOUR
     In accordance with Section 266 of the Delaware General Corporation Law, on June 17, 2005, Other Entity obtained all necessary consent and approval from its Board of Directors and Stockholders to convert Other Entity into LLC.
ARTICLE FIVE
     The conversion of the Other Entity into the LLC shall be effective upon the filing of this Certificate of Conversion.
     IN WITNESS WHEREOF, the undersigned has caused this Certificate of Conversion to be executed as of the date first-above written.

TXI CORP.
By:	/s/ RICHARD M. FOWLER
	Name:	Richard M. Fowler
	Title:	President